Exhibit 3.1

Delaware

The First State

I, CHARUNI PATIBANDA-SANCHEZ, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF “LQR HOUSE INC.”, FILED IN THIS OFFICE ON THE NINTH DAY OF JULY, A.D. 2026, AT 8:04 O’CLOCK A.M.

10530384 8100	Authentication: 204482997
SR# 20263665515	Date: 07-09-26

You may verify this certificate online at corp.delaware.gov/authver.shtml

CERTIFICATE OF AMENDMENT OF

CERTIFICATE OF INCORPORATION OF

LQR HOUSE INC.

LQR House Inc., a corporation organized and existing in the State of Delaware (the “Corporation”), hereby certifies as follows:

1.	The name of the Corporation is LQR House Inc. (the “Corporation”).

2.	The following second paragraph shall be added after the first paragraph of Article FOURTH of the Certificate of Incorporation of the Corporation, as amended, to read as follows:

“Reverse Stock Split. Upon the effectiveness of this Certificate of Amendment at 12:01 a.m. Eastern Time on July 13, 2026 (the “Effective Time”), each share of the Corporation’s common stock, par value $0.0001 per share (the “Old Common Stock”), either issued or outstanding or held by the Corporation as treasury stock, immediately prior to the Effective Time, will be automatically reclassified and combined (without any further act) into a smaller number of shares such that each one hundred (100) shares of Old Common Stock issued and outstanding or held by the Company as treasury stock immediately prior to the Effective Time is reclassified into one (1) share of Common Stock, par value $0.0001 per share, of the Corporation (the “New Common Stock”) (the “Reverse Stock Split”). No fractional shares of Common Stock will be issued as a result of the Reverse Stock Split; any fractional shares resulting from the Reverse Stock Split shall be rounded up to the next whole number of shares of New Common Stock at the participant level, and all shares of Common Stock eliminated as a result of the Reverse Stock Split will be cancelled. Any stock certificate that, immediately prior to the Effective Time, represented shares of the Old Common Stock will, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent the number of shares of the New Common Stock into which such shares of Old Common Stock shall have been reclassified plus the fraction, if any, of a share of New Common Stock issued as aforesaid. The Reverse Stock Split shall not have effect on the authorized number or par value of the capital stock of the Corporation.”

3.	Except as set forth in this Certificate of Amendment of Certificate of Incorporation, the Certificate of Incorporation of the Corporation, as amended, shall remain in full force and effect.

IN WITNESS WHEREOF, said Corporation has caused this certificate to be signed on July 9, 2026.

By:	/s/ Sean Doliinger
Name:	Sean Dollinger
Title:	Chief Executive Officer

State of Delaware
Secretary of State
Division of Corporations
Delivered 08:04 AM 07/09/2026
FILED 08:04 AM 07/09/2026
SR 20263665515 - File Number 10530384